EXHIBIT 99.1

PRESS RELEASE OF PAYCHEX, INC. DATED JULY 7, 2020

Paychex, Inc. Reports Fourth Quarter and Fiscal 2020 Results

July 7, 2020

Full Year Fiscal 2020 Highlights

•	Total revenue increased 7% to $4.0 billion.
•	Operating income increased 7% to $1.5 billion.
•	Net income increased 6% to $1.1 billion. Adjusted net income(1) increased 5% to $1.1 billion.
•	Diluted earnings per share and adjusted diluted earnings per share(1) each increased 6% to $3.04 per share and $3.00 per share, respectively.

Fourth Quarter Fiscal 2020 Highlights

•	Total revenue decreased 7% to $915.1 million.
•	Operating income decreased 5% to $299.6 million.
•	Net income decreased 4% to $220.7 million. Adjusted net income(1) decreased 3% to $220.6 million.
•	Diluted earnings per share decreased 5% to $0.61 per share. Adjusted diluted earnings per share(1) decreased 3% to $0.61 per share.

(1) Adjusted net income and adjusted diluted earnings per share are not United States (“U.S.”) generally accepted accounting principles (“GAAP”) measures.  Please refer to the “Non-GAAP Financial Measures” section on page 5 of this press release for a discussion of these non-GAAP measures and a reconciliation to the most comparable U.S. GAAP measures of net income and diluted earnings per share.

Rochester, N.Y., (July 7, 2020) — Paychex, Inc. (“Paychex,” “we,” “our,” or “us”) (Nasdaq:PAYX) today announced its results of operations for the three months ended May 31, 2020 (the “fourth quarter”), and for the fiscal year ended May 31, 2020 (“fiscal 2020” or the “fiscal year”).  Total revenue decreased 7% for the fourth quarter to $915.1 million.  For the fiscal year, total revenue increased 7% to $4.0 billion.  Oasis Outsourcing Group Holdings, L.P. (“Oasis”), acquired in December 2018, contributed approximately 4% to the growth in total revenue for the fiscal year.  For the fourth quarter,  net income and diluted earnings per share decreased 4% and 5%, respectively, to $220.7 million and $0.61 per share, respectively.  For the fiscal year, net income and diluted earnings per share each increased 6% to $1.1 billion and $3.04 per share, respectively.

Martin Mucci, President and Chief Executive Officer, commented, “Fiscal 2020 was on track to be a solid year, reflecting growth across our business.  As we began the fourth quarter, COVID-19 caused worldwide business shutdowns directly affecting small and medium-sized businesses, which impacted our business sales and financial performance. Since the end of April, we have seen sequential improvement in our key business metrics across our lines of business.

Our performance during the COVID-19 pandemic has shown that we are truly a trusted business partner for our clients.  We were well prepared to service our clients in this unprecedented environment due to our investments in technology and our online, SaaS service offerings.  In less than 6 days, we transitioned over 15,000 employees to work from home in an effort to keep our employees safe and provide service continuity to help our clients navigate these uncertain times.  In this changing work environment, our human capital management solutions and mobility applications have enabled our clients to function and maintain their businesses while working remotely.  We created a COVID-19 Help Center to provide clients with information and tools to navigate the complexities of the Coronavirus Aid, Relief, and Economic Security Act and Families First Coronavirus Response Act, including processing over 400,000 payroll reports to accelerate and simplify the Small Business Administration loan application process and creating an online tool to lessen the complexity of the loan forgiveness program.  We are very proud to have not only navigated the challenges of the last few months, but to have seen even higher client satisfaction and retention as well –  a real tribute to our employees’ commitment to our clients.”

Results of operations for the fourth quarter were adversely impacted by the COVID-19 pandemic as businesses suspended operations. Management Solutions revenue decreased 6% for the fourth quarter to $661.8 million, compared to the prior year. The decrease was primarily driven by a decline in check volumes, partially offset by increased penetration of retirement services and time and attendance services. The decline in check volumes was due to a reduction in the number of clients processing payrolls as well as the number of employees paid due to the shutdown. Professional employer organization (“PEO”) and Insurance Solutions revenue decreased 11% to $228.0 million for the fourth quarter, compared to the prior year. The decrease was primarily driven by a decline in the number of worksite employees serviced by our existing clients.  Insurance Solutions revenue was impacted by a decrease in the number of health and benefit applicants and a decline in workers’ compensation premiums.

Management Solutions revenue increased 3% for the fiscal year to  $3.0  billion, compared to the prior year. The increase was primarily driven by increases in our client base and growth in revenue per client, which improved as a result of higher price realization and increased penetration of our suite of solutions, particularly HR outsourcing, retirement services, and time and attendance. PEO and Insurance Solutions revenue increased 22% to $990.6 million for the fiscal year, compared to the prior year. In addition to the acquisition of Oasis, this increase was driven by growth in clients across our PEO business.  Insurance Solutions revenue benefited from an increase in the number of health and benefit clients, offset by declining rates in the workers’ compensation market.

Interest on funds held for clients increased 14% to $25.3 million for the fourth quarter and 8% to $86.9 million for the fiscal year, compared to the prior year periods. The increases resulted from higher realized gains, offset by lower average investment balances and average interest rates.    The realized gains primarily resulted from the strategic repositioning of our client fund portfolio to enhance liquidity in response to the uncertainty caused by COVID-19.  Funds held for clients average investment balances were impacted by lower client fund collections due to COVID-19 and changes in client base mix, offset by wage inflation and timing of collections and remittances.

Average investment balances and interest rates are summarized below:

	For the three months ended			For the twelve months ended
	May 31,			May 31,
$ in millions	2020	2019	Change	2020	2019	Change
Average investment balances:
Funds held for clients	$3,800.1	$4,149.8	(8)%	$3,931.3	$3,969.7	(1)%
Corporate cash equivalents and investments	$994.1	$902.4	10%	$870.7	$848.4	3%

Average interest rates earned(1) (exclusive of net realized gains/(losses)):
Funds held for clients	1.7%	2.1%		1.9%	2.0%
Corporate cash equivalents and investments	0.6%	1.9%		1.4%	1.6%

Total net realized gains	$8.9	$0.1		$11.3	$—

(1)For further discussion of the impact of interest rate changes, please refer to the “Market Risk Factors” section of our Annual Report on Form 10-K (“Form 10-K”), which we expect to file with the Securities and Exchange Commission (“SEC”) by the end of July 2020.

Total expenses decreased 8% to $615.5 million for the fourth quarter and increased 7% to $2.6 billion for the fiscal year, compared to the prior year periods.  For the fourth quarter, the impact of the pandemic drove decreases in our compensation-related costs, PEO direct insurance costs, and other selling, general, and administrative expenses, including travel and entertainment.  For the fiscal year, increases in compensation-related costs, PEO direct insurance costs, and amortization of intangible assets contributed to total expense growth, partially driven by the acquisition of Oasis.

Operating income decreased 5% for the fourth quarter and increased 7% for the fiscal year, compared to the prior year periods. Operating margin (operating income as a percentage of total revenue) was 32.7% for the fourth quarter and 36.1% for the fiscal year, compared to 32.1% and 36.3% for the prior year periods.   Earnings before interest, taxes, depreciation, and amortization (“EBITDA”)(1) decreased 5% to $351.0 million for the fourth quarter and increased 8% to $1.7 billion for the fiscal year, compared to the prior year periods.  EBITDA margin(1) was 38.4% for the fourth quarter and 41.4% for the fiscal year, compared to 37.9% and 41.2%  for the prior year periods.

(1)EBITDA and EBITDA margin are not U.S. GAAP measures. Please refer to the “Non-GAAP Financial Measures” section on page 5 of this press release for a discussion of these non-GAAP measures and a reconciliation to the most comparable U.S. GAAP measure of net income.

Other expense, net of $8.0 million for the fourth quarter and $23.4 million for the fiscal year, primarily includes interest expense related to our long-term borrowings.

Our effective income tax rate was 24.3% for the fourth quarter and 23.6% for the fiscal year, compared to 25.8% and 24.4% for the prior year periods.  For the fiscal year, the decrease in the effective income tax rate was primarily driven by discrete tax expense recorded in the prior fiscal year for changes in tax reserves and the revaluation of deferred tax balances for legislative updates.  The effective income tax rate for both fiscal years was also impacted by net discrete tax benefits related to employee stock-based compensation payments.

Financial Position and Liquidity

Our financial position as of May 31, 2020 remained strong with cash, restricted cash, and total corporate investments of  $1.0 billion.  Total short-term and long-term borrowings, net of debt issuance costs, were $801.9 million as of May 31, 2020. Our positive cash flows have historically allowed us to support our business and to pay substantial dividends to our stockholders.  We currently anticipate that cash, restricted cash, and total corporate investments as of May 31, 2020, along with projected operating cash flows and available short-term financing, will support our business operations, capital purchases, share repurchases, and dividend payments for the foreseeable future.  Our strong balance sheet and operational flexibility allowed us to successfully manage through the initial impact of COVID-19 while protecting our cash flow and liquidity.    We will continue to evaluate the nature and extent of future changes to market and economic conditions related to COVID-19 and will assess the potential impact to our business and financial position.

Cash flows from operations were $1.4 billion for the fiscal year, an increase of 13% from the prior year.  The increase in our operating cash flows was the result of higher net income, adjustments in the amortization of intangible assets, and fluctuations in operating assets and liabilities. The fluctuations in operating assets and liabilities were primarily driven by the decrease in accounts receivable and PEO unbilled receivables, which were adversely impacted by COVID-19.  In addition, accounts payable and other current liabilities were impacted by a decrease in accrued compensation related to worksite employees and timing of accruals and cash settlement.

During fiscal 2020, we paid dividends of $889.4 million and repurchased 2.0 million shares of our common stock for a total of $171.9 million.  In the prior year, we paid dividends of $826.8 million and repurchased 0.7 million shares of our common stock for a total of $56.9 million.

Non-GAAP Financial Measures

	For the three months ended			For the twelve months ended
	May 31,			May 31,
$ in millions	2020	2019	Change	2020	2019	Change
Net income	$220.7	$230.4	(4)%	$1,098.1	$1,034.4	6%
Non-GAAP adjustments:
Excess tax benefit related to employee stock-based compensation payments(1)	(0.1)	(2.3)		(14.9)	(8.3)
Revaluation of net deferred tax liabilities(2)	—	—		—	1.7
Total non-GAAP adjustments	(0.1)	(2.3)		(14.9)	(6.6)
Adjusted net income	$220.6	$228.1	(3)%	$1,083.2	$1,027.8	5%

Diluted earnings per share	$0.61	$0.64	(5)%	$3.04	$2.86	6%
Non-GAAP adjustments:
Excess tax benefit related to employee stock-based compensation payments(1)	—	(0.01)		(0.04)	(0.02)
Revaluation of net deferred tax liabilities(2)	—	—		—	—
Total non-GAAP adjustments	—	(0.01)		(0.04)	(0.02)
Adjusted diluted earnings per share	$0.61	$0.63	(3)%	$3.00	$2.84	6%

Net income	$220.7	$230.4	(4)%	$1,098.1	$1,034.4	6%
Non-GAAP adjustments:
Interest expense, net	7.7	5.0		26.5	4.3
Income taxes	70.9	80.1		339.0	333.6
Depreciation and amortization expense	51.7	55.8		209.7	181.5
Total non-GAAP adjustments	130.3	140.9		575.2	519.4
Earnings before interest, taxes, depreciation and amortization	$351.0	$371.3	(5)%	$1,673.3	$1,553.8	8%

(1) Net tax windfall benefits related to employee stock-based compensation payments recognized in income taxes.  This item is subject to volatility and will vary based on employee decisions on exercising employee stock options and fluctuations in our stock price, neither of which is within the control of management.

(2) One-time tax charge that was recognized during the three months ended August 31, 2018 as a result of updated guidance on Internal Revenue Code Section 162(m).  This event is not expected to recur.

In addition to reporting net income and diluted earnings per share, which are U.S. GAAP measures, we present adjusted net income, adjusted diluted earnings per share, EBITDA, and EBITDA margin (EBITDA as a percentage of total revenue), which are non-GAAP measures.  We believe these additional measures are indicators of our core business operations performance period over period.  Adjusted net income, adjusted diluted earnings per share, EBITDA and EBITDA margin are not calculated through the application of U.S. GAAP and are not required forms of disclosure by the SEC.  As such, they should not be considered as a substitute for the U.S. GAAP measures of net income and diluted earnings per share, and, therefore, should not be used in isolation, but in conjunction with the U.S. GAAP measures.  The use of any non-GAAP measure may produce results that vary from the U.S. GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

Outlook

Our outlook for the fiscal year ending May 31, 2021 (“fiscal 2021”) incorporates anticipated impacts resulting from the COVID-19 pandemic based on current assumptions and market conditions. As this situation continues to evolve, future developments could alter our guidance. In addition, we are planning an acceleration of our long-term strategy to reduce our geographic footprint. We anticipate recognizing one-time costs of approximately $40.0 million related to this, primarily in the first quarter of fiscal 2021.  Our guidance for adjusted operating margin, adjusted EBITDA margin, and adjusted diluted earnings per share excludes these one-time costs. With consideration of these impacts, our outlook is currently as follows:

•	Management Solutions revenue is anticipated to decline in the range of 1% to 4%;
•	PEO and Insurance Solutions revenue is anticipated to decline in the range of 2% to 7%;
•	Interest on funds held for clients is anticipated to be in the range of $55 million to $65 million;
•	Total revenue is anticipated to decline in the range of 2% to 5%;
•	Adjusted operating margin(1) is anticipated to be in the range of 34% to 35%;
•	Adjusted EBITDA margin(1) is anticipated to be in the range of 39% to 40%;
•	Net interest expense is anticipated to be in the range of $30 million to $35 million;
•	The effective income tax rate for fiscal 2021 is anticipated to be in the range of 24.5% to 25.0%; and
•	Adjusted diluted earnings per share(2) is anticipated to decline in the range of 6% to 10%.

(1) Adjusted operating margin and adjusted EBITDA margin are not U.S. GAAP measures.  Adjusted operating margin is calculated as operating margin, adjusted for one-time non-recurring items, as a percentage of total revenue.  Adjusted EBITDA margin is calculated as net income, adjusted for interest, taxes, depreciation, amortization and one-time non-recurring items, as a percentage of total revenue.  We believe that the exclusion of certain one-time non-recurring items when calculating these measures provides a better indicator of our core business operations performance period over period.

(2) Adjusted diluted earnings per share is not  a U.S. GAAP measure. Please refer to the “Non-GAAP Financial Measures” section on page 5 of this press release for a discussion of this non-GAAP measure and a reconciliation to the most comparable U.S. GAAP measure of diluted earnings per share.

Annual Report on Form 10-K

We anticipate filing our Form 10-K before the end of July 2020, and it will be available at http://www.paychex.com/investors. This press release should be read in conjunction with the Form 10-K and the related Notes to Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in that Form 10-K.

Conference Call

Interested parties may access the webcast of our Earnings Release Conference Call, scheduled for July 7, 2020 at 9:30 a.m. Eastern Time, at http://www.paychex.com/investors. The webcast will be archived for approximately one month. Our news releases, current financial information, SEC filings, and investor presentation are also accessible at http://www.paychex.com/investors.

For more information, contact:

Investor Relations:	Efrain Rivera, CFO, or Terri Allen	585‑383‑3406
Media Inquiries:	Laura Saxby Lynch	585‑383‑3074

About Paychex

Paychex, Inc. (Nasdaq:PAYX) is a leading provider of integrated human capital management solutions for human resources, payroll, benefits, and insurance services. By combining its innovative software-as-a-service technology and mobility platform with dedicated, personal service, Paychex empowers small- and medium-sized business owners to focus on the growth and management of their business. Backed by more than 45 years of industry expertise, Paychex serves more than  670,000 payroll clients as of May 31, 2020 across more than 100 locations in the U.S. and Europe, and pays one out of every 12 American private sector employees. Learn more about Paychex by visiting paychex.com and stay connected on Twitter (www.twitter.com/paychex)  and LinkedIn  (www.linkedin.com/company/paychex).

Cautionary Note Regarding Forward-Looking Statements Pursuant to the U.S. Private Securities Litigation Reform Act of 1995

Certain written and oral statements made by us may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “overview,” “outlook,” “guidance”, “we look forward to,” “would equate to,” “projects,” “projections,” “projected,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “believes”, “could be,” “targeting,” and other similar words or phrases. Examples of forward-looking statements include, among others, statements we make regarding operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to our outlook, revenue growth, earnings, earnings-per-share growth, or similar projections.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict, many of which are outside our control. Our actual results and financial conditions may differ materially from those indicated in the forward-looking statements. Therefore, you should not place undue reliance upon any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•	the impact of the outbreak of COVID-19 on the U.S. and global economy and on our ability to provide services to our clients;
•	changes in governmental regulations and policies;
•	our ability to comply with U.S. and foreign laws and regulations;
•	our ability to keep pace with changes in technology and to provide timely enhancements to our products and services;
•	our compliance with data privacy laws and regulations;

•	the possibility of cyberattacks, security vulnerabilities and Internet disruptions, including breaches of data security and privacy leaks, data loss and business interruptions;
•	the possibility of failure of our operating facilities, computer systems, or communication systems during a catastrophic event, including the outbreak of COVID-19;
•	the failure of third-party service providers to perform their functions;
•	the possibility that we may be subject to additional risks related to our co-employment relationship with our PEO;
•	changes in health insurance and workers’ compensation insurance rates and underlying claim trends;
•	our clients’ failure to reimburse us for payments made by us on their behalf;
•	the effect of changes in government regulations mandating the amount of tax withheld or the timing of remittances;
•	volatility in the political and economic environment;
•	risks related to acquisitions and the integration of the businesses we acquire, including integrating Oasis’ business with ours;
•	our failure to comply with covenants in our debt agreements;
•	changes in the availability of qualified people, including management, technical, compliance and sales personnel;
•	our failure to protect our intellectual property rights;
•	the possible effects of negative publicity on our reputation and the value of our brand; and
•	potential outcomes related to pending or future litigation matters.

Any of these factors, as well as such other factors as discussed in our SEC filings, could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known as of the date of this press release, and any forward-looking statements made by us in this document speak only as of the date on which it is made. Except as required by law, we undertake no obligation to update these forward-looking statements after the date of issuance of this press release to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except per share amounts)

	For the three months ended			For the twelve months ended
	May 31,			May 31,
	2020	2019	Change(2)	2020	2019	Change(2)
Revenue:
Management Solutions	$661.8	$703.0	(6)%	$2,963.0	$2,877.7	3%
PEO and Insurance Solutions	228.0	255.2	(11)%	990.6	814.2	22%
Total service revenue	889.8	958.2	(7)%	3,953.6	3,691.9	7%
Interest on funds held for clients(1)	25.3	22.2	14%	86.9	80.6	8%
Total revenue	915.1	980.4	(7)%	4,040.5	3,772.5	7%
Expenses:
Cost of service revenue	291.7	322.1	(9)%	1,280.8	1,177.8	9%
Selling, general and administrative expenses	323.8	343.8	(6)%	1,299.2	1,223.4	6%
Total expenses	615.5	665.9	(8)%	2,580.0	2,401.2	7%
Operating income	299.6	314.5	(5)%	1,460.5	1,371.3	7%
Other expense, net(1)	(8.0)	(4.0)	n/m	(23.4)	(3.3)	n/m
Income before income taxes	291.6	310.5	(6)%	1,437.1	1,368.0	5%
Income taxes	70.9	80.1	(12)%	339.0	333.6	2%
Net income	$220.7	$230.4	(4)%	$1,098.1	$1,034.4	6%

Basic earnings per share	$0.62	$0.64	(3)%	$3.06	$2.88	6%
Diluted earnings per share	$0.61	$0.64	(5)%	$3.04	$2.86	6%
Weighted-average common shares outstanding	358.7	359.4		358.5	359.2
Weighted-average common shares outstanding, assuming dilution	360.7	362.5		361.0	361.8

(1) Further information on interest on funds held for clients and other expense, net, and the short- and long-term effects of changing interest rates can be found in our filings with the SEC, including our Quarterly Reports on Form 10-Q and our Annual Report on Form 10-K, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at www.paychex.com.

(2) Percentage changes are calculated based on unrounded numbers.

n/m – not meaningful

PAYCHEX, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except per share amounts)

	May 31,
	2020	2019
ASSETS
Cash and cash equivalents	$905.2	$673.6
Restricted cash	49.8	50.6
Corporate investments	27.2	39.0
Interest receivable	26.2	27.4
Accounts receivable, net of allowance for doubtful accounts	384.1	420.5
PEO unbilled receivables, net of advance collections	380.0	406.3
Prepaid income taxes	16.8	22.6
Prepaid expenses and other current assets	244.8	233.9
Current assets before funds held for clients	2,034.1	1,873.9
Funds held for clients	3,430.5	3,803.8
Total current assets	5,464.6	5,677.7
Long-term restricted cash	21.3	6.5
Long-term corporate investments	10.2	10.2
Property and equipment, net of accumulated depreciation	407.4	408.7
Operating lease right-of-use assets, net of accumulated amortization	114.8	—
Intangible assets, net of accumulated amortization	330.6	399.1
Goodwill	1,791.1	1,782.6
Long-term deferred costs	372.5	366.3
Other long-term assets	38.2	24.9
Total assets	$8,550.7	$8,676.0

LIABILITIES
Accounts payable	$79.4	$75.9
Accrued corporate compensation and related items	131.7	146.4
Accrued worksite employee compensation and related items	512.4	578.6
Short-term borrowings	5.1	—
Accrued income taxes	50.5	—
Deferred revenue	39.2	40.3
Other current liabilities	277.6	219.5
Current liabilities before client fund obligations	1,095.9	1,060.7
Client fund obligations	3,331.0	3,784.3
Total current liabilities	4,426.9	4,845.0
Accrued income taxes	33.5	27.3
Deferred income taxes	240.8	223.1
Long-term borrowings, net of debt issuance costs	796.8	796.4
Operating lease liabilities	96.9	13.0
Other long-term liabilities	174.4	151.7
Total liabilities	5,769.3	6,056.5

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; Authorized: 600.0 shares; Issued and outstanding: 358.8 shares as of May 31, 2020 and 359.3 shares as of May 31, 2019, respectively.	3.6	3.6
Additional paid-in capital	1,289.9	1,206.3
Retained earnings	1,431.4	1,409.5
Accumulated other comprehensive income	56.5	0.1
Total stockholders’ equity	2,781.4	2,619.5
Total liabilities and stockholders’ equity	$8,550.7	$8,676.0

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	For the twelve months ended
	May 31,
	2020	2019
OPERATING ACTIVITIES
Net income	$1,098.1	$1,034.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	209.7	181.5
Amortization of premiums and discounts on available-for-sale securities, net	40.8	49.0
Amortization of deferred contract costs	186.1	180.2
Stock-based compensation costs	47.4	46.2
(Benefit)/provision for deferred income taxes	(4.0)	4.7
Provision for allowance for doubtful accounts	7.8	3.3
Net realized gains on sales of available-for-sale securities	(11.3)	—
Changes in operating assets and liabilities:
Interest receivable	1.2	4.8
Accounts receivable and PEO unbilled receivables, net	55.1	(117.2)
Prepaid expenses and other current assets	(1.6)	1.0
Accounts payable and other current liabilities	(4.9)	77.5
Deferred costs	(196.6)	(188.5)
Net change in other long-term assets and liabilities	12.7	(5.4)
Net change in operating lease right-of-use assets and liabilities	0.4	—
Net cash provided by operating activities	1,440.9	1,271.5
INVESTING ACTIVITIES
Purchases of available-for-sale securities	(25,218.1)	(35,145.8)
Proceeds from sales and maturities of available-for-sale securities	26,132.9	34,638.8
Purchases of property and equipment	(127.0)	(123.8)
Acquisition of businesses, net of cash acquired	(6.1)	(992.2)
Purchases of other assets	(9.8)	(5.3)
Net cash provided by/(used in) investing activities	771.9	(1,628.3)
FINANCING ACTIVITIES
Net change in client fund obligations	(453.3)	(950.6)
Net proceeds from short-term borrowings	5.1	—
Proceeds from borrowings to fund acquisition	—	796.3
Dividends paid	(889.4)	(826.8)
Repurchases of common shares	(171.9)	(56.9)
Activity related to equity-based plans	21.3	29.5
Net cash used in financing activities	(1,488.2)	(1,008.5)
Net change in cash, restricted cash, and equivalents	724.6	(1,365.3)
Cash, restricted cash, and equivalents, beginning of fiscal year	935.2	2,300.5
Cash, restricted cash, and equivalents, end of fiscal year	$1,659.8	$935.2

Reconciliation of cash, restricted cash and equivalents
Cash and cash equivalents	$905.2	$673.6
Restricted cash	71.1	57.1
Restricted cash and restricted cash equivalents included in funds held for clients	683.5	204.5
Total cash, restricted cash, and equivalents	$1,659.8	$935.2

© 2020 Paychex, Inc.